Exhibit 19.1
INSIDER TRADING POLICY
PURPOSE
This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of Mach Natural Resources LP (the “Partnership”) and the handling of confidential information about the Partnership and the companies with which the Partnership does business. The board of directors (the “Board”) of Mach Natural Resources GP LLC (the “General Partner”), the general partner of the Partnership, has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information. Regulators have adopted sophisticated surveillance techniques to identify insider trading transactions, and it is important to the General Partner to avoid even the appearance of impropriety.

PERSONS SUBJECT TO THE POLICY

This Policy applies to all directors, officers and employees of the General Partner and its subsidiaries, including the Partnership. The General Partner may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below.

TRANSACTIONS SUBJECT TO THE POLICY

This Policy applies to transactions in the Partnership’s securities (collectively referred to in this Policy as “Partnership Securities”), including the Partnership’s common units, options to purchase common units, or any other type of securities that the Partnership may issue, including (but not limited to) common unit appreciation rights, restricted units, phantom units, as well as derivative securities that are not issued by the Partnership, such as exchange-traded put or call options or swaps relating to Partnership Securities. Transactions subject to this Policy include purchases, sales and bona fide gifts of Partnership Securities.
INDIVIDUAL RESPONSIBILITY

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Partnership and to not engage in transactions in Partnership Securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the General Partner, the General Counsel or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the General Partner for any conduct prohibited by this

Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

STATEMENT OF POLICY

It is the policy of the General Partner that no director, officer or other employee of the General Partner (or any other person designated by this Policy or by the General Counsel as subject to this Policy) who is aware of material nonpublic information relating to the Partnership may, directly, or indirectly through family members or other persons or entities:

1.Engage in transactions in Partnership Securities, except as otherwise specified in this Policy under the headings “Transactions Under Partnership Plans and Certain Other Transactions” and “Rule 10b5-1 Plans”;
2.Recommend the purchase or sale of any Partnership Securities;
3.Disclose material nonpublic information to persons within the General Partner whose jobs do not require them to have that information, or outside of the General Partner to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the General Partner’s policies regarding the protection or authorized external disclosure of information regarding the Partnership; or
4.Assist anyone engaged in the above activities.

In addition, it is the policy of the General Partner that no director, officer or other employee of the General Partner (or any other person designated as subject to this Policy) who, in the course of working for the General Partner, learns of material nonpublic information about a company with which the Partnership does business, including a customer or supplier of the Partnership, or that is involved in a potential transaction or business relationship with the Partnership, may trade in that company’s securities until the information becomes public or is no longer material.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the General Partner’s reputation for adhering to the highest standards of conduct.

DEFINITION OF MATERIAL NONPUBLIC INFORMATION

Material Information: Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect a company’s security price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
•Projections of future earnings or losses, or other earnings guidance;
•Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•A pending or proposed merger, acquisition or tender offer;
•A pending or proposed acquisition or disposition of a significant asset;
•A pending or proposed joint venture;
•A Partnership restructuring;
•Significant related party transactions;
•A change in distribution policy, the declaration of a unit split, or an offering of additional securities;
•Bank borrowings or other financing transactions out of the ordinary course;
•The establishment of a repurchase program for Partnership Securities;
•A change in the Partnership’s pricing or cost structure;
•Major marketing changes;
•A change in management;
•A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•Development of a significant new product, process, or service;
•Pending or threatened significant litigation, or the resolution of such litigation;
•Impending bankruptcy or the existence of severe liquidity problems;
•The gain or loss of a significant customer or supplier;

•Significant cybersecurity incidents; and
•The imposition of a ban on trading in Partnership Securities or the securities of another company.
If you are unsure whether information is material, you should either consult the General Counsel before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend trading in securities to which that information relates or assume that the information is material.

When Information is Considered Public: Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely- available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the General Partner’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the first business day after the day on which the information is released. If, for example, the Partnership were to make an announcement on a Monday, you should not trade in Partnership Securities until Wednesday. Depending on the particular circumstances, the General Partner may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

TRANSACTIONS BY FAMILY MEMBERS AND OTHERS

This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Partnership Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Partnership Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Partnership Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

TRANSACTIONS BY ENTITIES THAT YOU INFLUENCE OR CONTROL

This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

TRANSACTIONS UNDER PARTNERSHIP PLANS AND CERTAIN OTHER TRANSACTIONS

This Policy does not apply in the case of the following transactions, except as specifically noted:
1.Unit Option Exercises: This Policy does not apply to the exercise of an employee unit option acquired pursuant to the Partnership’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Partnership withhold units subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of units as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of, or the tax liability associated with, an option.
2.Restricted Unit Awards: This Policy does not apply to the vesting of restricted units, or the exercise of a tax withholding right pursuant to which you elect to have the Partnership withhold units to satisfy tax withholding requirements upon the vesting of any restricted units. The Policy does apply, however, to any market sale of the Partnership Securities received upon such vesting.
3. 401(k) Plan: This Policy does not apply to purchases of Partnership Securities in the Partnership’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Partnership unit fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Partnership unit fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Partnership unit fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Partnership unit fund.
4.Employee Unit Purchase Plan: This Policy does not apply to purchases of Partnership Securities in the employee unit purchase plan resulting from your periodic or lump sum contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy does apply, however, to your initial election to participate in the plan, changes to your election to participate in the plan for any enrollment period, and to your sales of Partnership Securities purchased pursuant to the plan.
5.Distribution Reinvestment Plan: This Policy does not apply to purchases of Partnership Securities under the Partnership’s distribution reinvestment plan resulting from your reinvestment of distributions paid on Partnership Securities. This Policy does apply, however, to voluntary purchases of Partnership Securities resulting from additional contributions you choose to make to the distribution reinvestment plan, and to your election to participate in the plan or increase your level of participation in the plan. This Policy also applies to your sale of any Partnership Securities purchased pursuant to the plan.
6. Other Similar Transactions: Any other purchase of Partnership Securities from the Partnership or sales of Partnership Securities to the Partnership are not subject to this Policy.
7.Mutual Funds: Transactions in mutual funds that are invested in Partnership Securities are not transactions subject to this Policy.
8.Bona Fide Gifts: Bona fide gifts of Partnership Securities are not transactions subject to this Policy, unless the person making the gift knows or is reckless in not knowing that the recipient intends to sell the Partnership Securities while the person making the gift is aware of material nonpublic information, or the person making the gift is subject to the trading restrictions specified below under the heading “Pre-Clearance and Blackouts” and the sales by the recipient of the Partnership Securities occur during a blackout period.

SPECIAL AND PROHIBITED TRANSACTIONS

The General Partner has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the General Partner’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the General Partner’s preferences as described below:

Short-Term Trading: Short-term trading of Partnership Securities may be distracting to the person and may unduly focus the person on the Partnership’s short-term stock market performance instead of the Partnership’s long-term business objectives. For these reasons, any director, officer or other employee of the General Partner who purchases Partnership Securities in the open market may not sell any Partnership Securities of the same class during the six months following the purchase (or vice versa).

Short Sales: Short sales of Partnership Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Partnership’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Partnership’s performance. For these reasons, short sales of Partnership Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

Publicly-Traded Options: Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Partnership’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)

Hedging Transactions: Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Partnership Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Partnership’s other unitholders. Therefore, the General Partner prohibits you from engaging in such transactions. Any person wishing to enter into such an arrangement must first submit the proposed transaction for approval by the General Counsel. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the General Counsel at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

Margin Accounts and Pledged Securities: Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledger is aware of material nonpublic information or otherwise is not permitted to trade in Partnership Securities, directors, officers and other employees are prohibited from holding Partnership Securities in a margin account or otherwise pledging Partnership Securities as collateral for a loan; provided, that the Board or General Counsel may except from this prohibition a margin loan or pledge of securities where the director or officer is clearly able to demonstrate the financial ability to repay the loan without resort to the pledged securities, and notice is given to the Audit Committee. (Pledges of Partnership Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)

Standing and Limit Orders: Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The General Partner therefore discourages placing standing or limit orders on Partnership Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Pre-Clearance and Blackouts.”

PRE-CLEARANCE AND BLACKOUTS

The General Partner has established additional procedures in order to assist the General Partner in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

Pre-Clearance Procedures: Directors, officers, accounting employees with the title of vice president or higher, investor relations employees that assist with earnings releases, legal department employees that assist with preparing SEC filings, any employees on the General Partner’s disclosure committee, and any persons designated by the General Counsel as being subject to these procedures, as well as the Family Members and Controlled Entities of such persons (“Covered Senior Persons”), may not engage in any transaction in Partnership Securities without first obtaining pre-clearance of the transaction from the General Counsel. A request for pre-clearance should be submitted to the General Counsel at least two business days in advance of the proposed transaction. The General Counsel is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Partnership Securities, and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Partnership, and should describe fully those circumstances to the General Counsel. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if applicable, at the time of any sale.

If a person seeks pre-clearance and permission to engage in the transaction is granted, then such trade must be effected within five business days of receipt of pre-clearance unless an exception is granted. Such person must promptly notify the General Counsel following the completion of the transaction. A person who has not effected a transaction within the time limit may not engage in such transaction without again obtaining pre-clearance of the transaction from the General Counsel.

Quarterly Blackout Periods: Covered Senior Persons may not conduct any transactions involving Partnership Securities (other than as specified by this Policy), during a “Blackout Period” beginning on the first day of each fiscal quarter and ending after the close of trading on the first full trading day following the date of the public release of the Partnership’s earnings results for that quarter. In other words, these persons may only conduct transactions in Partnership Securities during the “Window Period” beginning after the close of trading on the first full trading day following the public release of the Partnership’s quarterly earnings and ending immediately prior to the first day of the next fiscal quarter.

Event-Specific Blackout Periods: From time to time, an event may occur that is material to the Partnership and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the General Counsel may not trade Partnership Securities. In addition, the Partnership’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the General Counsel, designated persons should refrain from trading in Partnership Securities even sooner than the typical Blackout Period described above. In that situation, the General Counsel may notify these persons that they should not trade in Partnership Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Partnership as a whole, and should not be communicated to any other person. Even if the General Counsel has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information.

Exceptions. The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions Under Partnership Plans and Certain Other Transactions.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”

RULE 10B5-1 PLANS

Rule 10b5-1 under the Exchange Act provides an affirmative defense to insider trading allegations under federal law. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Partnership Securities that meets the conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Partnership Securities may be purchased or sold without regard to certain insider trading restrictions described in this Policy.

To comply with the Policy, the adoption, modification or early termination of a Rule 10b5-1 Plan must be approved by the General Counsel, and all Rule 10b5-1 Plans must meet the requirements of Rule 10b5-1. Any Rule 10b5-1 Plan must be submitted for approval five days prior to the entry into the Rule 10b5-1 Plan, and any proposed modifications or terminations thereof must be submitted for approval at least three days prior to the consummation of such actions. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

In addition, a Rule 10b5-1 Plan may be entered into or modified only (i) at a time when the person entering into, or modifying the plan is not aware of material nonpublic information about the Partnership or Partnership Securities and (ii) in the case of Covered Senior Persons, during an open “Window Period.” Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

Once a Rule 10b5-1 Plan is pre-cleared and is adopted or modified, it is subject to a “cooling-off” period before execution of the first trade. The “cooling-off” period for directors and officers subject to Section 16 of the Exchange Act ends on the later of: (1) 90 days following the Rule 10b5-1 Plan adoption or modification or (2) two business days following the disclosure in Form 10-Q or Form 10-K of the Partnership’s financial results for the fiscal quarter in which the Rule 10b5-1 Plan was adopted or modified (however, the cooling-off period will not exceed 120 days following plan adoption or modification). For all other individuals, a 30 day cooling-off period is required.

A person may not enter into overlapping Rule 10b5-1 Plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 Plan during any 12-month period (subject to certain exceptions). Directors and officers subject to Section 16 of the Exchange Act must include a representation in their Rule 10b5-1 Plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5.

All persons entering into a Rule 10b5-1 Plan must act in good faith with respect to that plan.

POST-TERMINATION TRANSACTIONS

This Policy continues to apply to transactions in Partnership Securities even after termination of service to the General Partner. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Partnership Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Pre-Clearance and Blackouts” above, however, will cease to apply to transactions in Partnership Securities upon the expiration of any Blackout Period or other General Partner-imposed trading restrictions applicable at the time of the termination of service.

CONSEQUENCES OF VIOLATIONS

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in Partnership Securities, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions.
Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to General Partner-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

GENERAL PARTNER ASSISTANCE

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the General Counsel, who can be reached by e-mail at mreel@machresources.com.